Exhibit 10.6

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this [●] day of [●] 201[●] (the “Effective Date”), by and between IAA, Inc., a Delaware corporation (the “Company”), and [●] (the “Executive”).

RECITALS
THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:
A.    The Company desires to continue to employ the Executive, and the Executive desires to accept such continued employment, on the terms and conditions set forth in this Agreement.
B.     This Agreement shall be effective immediately and shall govern the employment relationship between the Executive and the Company from and after the Effective Date, and, as of the Effective Date, supersedes and negates all previous agreements and understandings with respect to such relationship (including, without limitation, the Employment Agreement by and between the Company and the Executive dated [●] (the “Prior Employment Agreement”)).
AGREEMENT
NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:
1.    Retention and Duties.

1.1
Retention. The Company does hereby employ the Executive for the Period of Employment (as such term is defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such employment, on the terms and conditions expressly set forth in this Agreement. Certain capitalized terms used herein are defined in Section 5.5 of this Agreement.

1.2
Duties. During the Period of Employment, the Executive shall serve the Company as its [●] and shall have the powers, authorities, duties and obligations of management usually vested in the office of such position in a company of a similar size and similar nature as the Company, and such other powers, authorities, duties and obligations commensurate with such position as the Company’s [Board of Directors (the “Board”)] [Chief Executive Officer] may assign from time to time, all subject to the directives of the [Board][1] [Chief Executive Officer and the Company’s Board of Directors (the “Board”)][2] and the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (including, without

1 NTD: For the Chief Executive Officer.
2 NTD: For all other executive Officers.            1

limitation, the Company’s business conduct and ethics policies, as they may change from time to time). [During the Period of Employment, the Executive shall be a member of the Board and shall report to the Board].1 [During the Period of Employment, the Executive shall report to the Chief Executive Officer].2

1.3
No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, (ii) perform such duties in a faithful, effective and efficient manner to the best of his or her abilities, and (iii) hold no other employment. The Executive’s service on the boards of directors (or similar body) of other for profit business entities is subject to the prior written approval of the Board (which approval shall not be unreasonably withheld).

1.4
No Breach of Contract. The Executive hereby represents to the Company and agrees that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of the Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; (ii) the Executive will not enter into any new agreement that would or reasonably could contravene or cause a default by the Executive under this Agreement; (iii) the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his or her duties hereunder; (iv) the Executive is not bound by any employment, consulting, non-compete, non-solicitation, confidentiality, trade secret or similar agreement (other than this Agreement) with any other Person; (v) to the extent the Executive has any confidential or similar information that he is not free to disclose to the Company, he or she will not disclose such information to the extent such disclosure would violate applicable law or any other agreement or policy to which the Executive is a party or by which the Executive is otherwise bound; and (vi) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

1.5
Location. The Executive’s principal place of employment shall be the Company’s principal executive office as it may be located from time to time. The Executive acknowledges that he or she will be required to travel from time to time in the course of performing his or her duties for the Company.

2.
Period of Employment. The “Period of Employment” shall be a period of three (3) years commencing on the Effective Date and ending at the close of business on the third anniversary of the Effective Date (the “Termination Date”); provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended for one (1) additional year on the Termination Date and each anniversary of the Termination Date thereafter, unless either party gives written notice at least sixty (60) days prior to the expiration of the Period of Employment (including any renewal thereof) of such party’s desire to terminate the Period of Employment (such notice to be delivered in accordance with Section 18). Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.
3.    Compensation.

3.1
Base Salary. During the Period of Employment, the Company shall pay the Executive a base salary (the “Base Salary”), which shall be paid in accordance with the Company’s regular payroll practices in effect from time to time but not less frequently than in monthly installments. The Executive’s Base Salary shall be at an annualized rate of [● ($●)]. The Board (or a committee thereof) may, in its sole discretion, increase (but not decrease) the Executive’s rate of Base Salary.

3.2
Incentive Bonus. The Executive shall be eligible to receive an incentive bonus for each fiscal year of the Company that occurs during the Period of Employment (“Incentive Bonus”). The Executive’s target Incentive Bonus amount for a particular fiscal year of the Company shall equal [● Percent (●%)] of the Executive’s Base Salary paid by the Company to the Executive for that fiscal year; provided that the Executive’s actual Incentive Bonus amount for a particular fiscal year shall be determined by the Board (or a committee thereof) in its sole discretion, based on performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) established with respect to that particular fiscal year by the Board (or a committee thereof). Notwithstanding the foregoing and except as otherwise expressly provided in this Agreement, the Executive must be employed by the Company through the last day of the fiscal year to which such bonus relates in order to earn and be eligible for an Incentive Bonus for that year (and, if the Executive is not so employed at such time, in no event shall he or she have been considered to have “earned” any Incentive Bonus with respect to the fiscal year). Payment of any Incentive Bonus that becomes payable will be made as soon as practicable but in no event later than two and one half (2.5) months following the fiscal year to which the Incentive Bonus relates.

3.3	Equity The Executive shall be eligible to participate in the 2019 Equity Plan.
4.    Benefits.

4.1
Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s executive-level employees, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

4.2	Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time. The Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s expense reimbursement policies to facilitate the timely reimbursement of such expenses.

4.3
Vacation and Other Leave. During the Period of Employment, the Executive shall be entitled to annual paid vacation in accordance with the Company’s policy applicable to executive-level employees, but in no event less than four (4) weeks of paid vacation during each full calendar year of employment. The Executive shall receive a pro-rated portion of such vacation during the Executive’s initial and final partial calendar years of employment under this Agreement. Unused, earned vacation shall not carry over from one calendar year to the next, unless the Company’s written policies otherwise provide for such carry over.

4.4
Automobile Allowance. During the Period of Employment, the Company shall pay the Executive an annual automobile allowance of at least [●] ($●)]. Such allowance shall be paid in accordance with the Company’s regular payroll practices, as may be in effect from time to time, but in no event less frequently than monthly.

4.5
Other Benefits. During the Period of Employment, the Company shall pay the Executive up to $3,500 annually in reimbursement of any actual costs and expenses incurred by the Executive in receiving an annual “Executive Physical” (as that term may be defined in the Company’s benefit plans). Additionally, during the Period of Employment, the Company will cover up to $60 per month, the actual out of pocket costs an Executive incurs for any identity theft protection plan in which the Executive enrolls. The Company may, in its sole discretion, increase the amounts covered hereunder in taking into account the reasonable market increases in the costs to the Executive in receiving such benefits.

5.    Termination.

5.1
Termination by the Company. During the Period of Employment, the Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause, or (ii) with no less than thirty (30) days advance written notice to the Executive (such notice to be delivered in accordance with Section 18), without Cause, or (iii) in the event of the Executive’s death, or (iv) in the event that the Board determines in good faith that the Executive has a Disability.

5.2
Termination by the Executive. During the Period of Employment, the Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive with no less than thirty (30) days advance written notice to the Company (such notice to be delivered in accordance with Section 18); provided, however, that in the case of a termination for Good Reason, the Executive may provide immediate written notice of termination once the applicable cure period (as contemplated by the definition of Good Reason) has lapsed if the Company has not reasonably cured the circumstances that gave rise to the basis for the Good Reason termination.

5.3
Benefits upon Termination. If the Executive’s employment by the Company is terminated for any reason by the Company or by the Executive (whether or not during or following the expiration of the Period of Employment) (the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a)    The Company shall pay the Executive (or, in the event of his or her death, the Executive’s estate) any Accrued Obligations;
(b)    Unless the provisions of Section 5.3(c) below apply, if the Executive’s employment with the Company terminates during the Period of Employment as a result of a termination by the Company without Cause (other than due to the Executive’s death or Disability), a resignation by the Executive for Good Reason, or as a result of the Company’s provision of notice to the Executive pursuant to Section 2 that this Agreement shall not be extended or further extended, the Executive shall be entitled to the following benefits:
(i)    The Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to [●] times the sum of (1) his or her Base Salary at the annualized rate in effect on the Severance Date plus (2) target Incentive Bonus for the year in which termination occurs. Such amount is referred to hereinafter as the “Severance Benefit.” Subject to Section 21(b), the Company shall pay the Severance Benefit to the Executive in equal monthly installments (rounded down to the nearest whole cent) over a period of [●] ([●]) consecutive months, with the first installment payable on (or within ten (10) days following) the sixtieth (60th) day following the Executive’s Separation from Service. (For purposes of clarity, each such installment shall equal the applicable fraction of the aggregate Severance Benefit. For example, if such installments were to be made on a monthly basis over [●] months, each installment would equal one-[●] (1/[●]th) of the Severance Benefit.)
(ii)    The Company will pay or reimburse the Executive for his or her premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the

Severance Date, to the extent that the Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this clause (ii) shall, subject to Section 21(b), commence with continuation coverage for the month following the month in which the Executive’s Separation from Service occurs and shall cease with continuation coverage for the [●] month following the month in which the Executive’s Separation from Service occurs (or, if earlier, shall cease upon the first to occur of the Executive’s death, the date the Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive) (the “Continued Benefits”). To the extent the Executive elects COBRA coverage, he or she shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place. The Company’s obligations pursuant to this Section 5.3(b)(ii) are subject to the Company’s ability to comply with applicable law and provide such benefit without resulting in adverse tax consequences.
(iii)    The Company shall promptly pay to the Executive any Incentive Bonus that would otherwise be paid to the Executive had his or her employment by the Company not terminated with respect to any calendar year that ended before the Severance Date, to the extent not theretofore paid (the “Earned But Unpaid Bonus”).
(iv)    At the time the Company pays bonuses with respect to the calendar year in which the Severance Date occurs, the Company shall pay the Executive the Incentive Bonus that would otherwise have been paid to the Executive had his or her employment by the Company not terminated with respect to that calendar year, multiplied by a fraction, the numerator of which is the total number of days in such calendar year in which the Executive was employed by the Company and the denominator of which is the total number of days in such calendar year (the “Pro-Rata Bonus”).
(c)    If the Executive’s employment with the Company terminates during the Period of Employment and within twenty-four (24) months following a Change in Control as a result of a termination by the Company without Cause (other than due to the Executive’s death or Disability), a resignation by the Executive for Good Reason, or as a result of the Company’s provision of notice to the Executive pursuant to Section 2 that this Agreement shall not be extended or further extended, the Executive shall be entitled to the following benefits in lieu of the benefits described under Section 5.3(b):
(i)    The Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to [●] times the sum of (1) his or her Base Salary at the annualized rate in effect on the Severance Date plus (2) target Incentive Bonus for the year in which termination occurs. Such amount is referred to hereinafter as the “Change in Control Severance Benefit.” Subject to Section 21(b), the Company shall pay the Change in Control Severance Benefit to the Executive in equal monthly installments (rounded down to the nearest whole cent) over a period of [●] ([●]) consecutive months, with the first installment payable on (or within ten (10) days following) the sixtieth (60th) day following the Executive’s Separation from Service. (For purposes of clarity, each such installment shall equal the applicable fraction of the aggregate Change in Control Severance Benefit. For example, if such installments were to be made on a monthly basis over [●] months, each installment would equal one-[●] (1/[●]th) of the Change in Control Severance Benefit.)
(ii)    The Company will provide the Continued Benefits described in Section 5.3(b)(ii) above on the terms and conditions specified in that section, but for a period ending with continuation coverage for the [●] month following the month in which the Executive’s Separation from Service occurs.
(iii)    The Company shall promptly pay to the Executive the Earned But Unpaid Bonus.
(iv)    At the time the Company pays bonuses with respect to the calendar year in which the Severance Date occurs, the Company shall pay the Executive the Pro-Rata Bonus.
(v)    At the Severance Date, all then outstanding and unvested equity awards granted under the 2019 Equity Plan shall receive full accelerated vesting (with any awards subject to performance-based vesting requirements for any then in-progress performance periods to vest in accordance with the terms of such awards, but at a minimum of the target performance level).
(d)    If the Executive’s employment with the Company terminates during the Period of Employment as a result of the Executive’s death or Disability, the Executive shall be entitled to the following benefits (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, (1) the Company will provide the Continued Benefits described in Section 5.3(b)(ii) above on the terms and conditions specified in that section, (2) the Company shall promptly pay to the Executive the Earned But Unpaid Bonus, and (3) at the time the Company pays bonuses with respect to the calendar year in which the Severance Date occurs, the Company shall pay the Executive the Pro-Rata Bonus.
(e)    Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches his or her obligations under Section 6 of this Agreement at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay or provide, any remaining unpaid portion of the benefits provided under Section 5.3(b), 5.3(c) or 5.3(d) (other than the Accrued Obligations); provided that, if the Executive provides the Release contemplated by Section 5.4, in no event shall the Executive be entitled to cash payments of less than $5,000, which amount the parties agree is good and adequate consideration, in and of itself, for the Executive’s Release contemplated by Section 5.4.
(f)    The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue health coverage; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any).

5.4	Release; Exclusive Remedy; Leave.
(a)    This Section 5.4 shall apply notwithstanding anything else contained in this Agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3(b), 5.3(c) or 5.3(d) (other than any Earned But Unpaid Bonus), the Executive shall provide the Company with a valid, executed general release agreement in a customary form acceptable to the Company (the “Release”), and such Release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Company shall provide the final form of Release to the Executive not later than seven (7) days following the Severance Date, and the Executive shall be required to execute and return the Release to the Company within twenty-one (21) days (or forty-five (45) days if such longer period of time is required to make the Release maximally enforceable under applicable law) after the Company provides the form of Release to the Executive.
(b)    The Executive agrees that the payments and benefits contemplated by Section 5.3 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of the Executive’s employment) shall constitute the exclusive and sole remedy for any termination of his or her employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages. The Executive agrees to resign, on the Severance Date, as an officer and director of the Company and any Affiliate of the Company, and as a fiduciary of any benefit plan of the Company or any Affiliate of the Company, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation, and to remove himself or herself as a signatory on any accounts maintained by the Company or any of its Affiliates (or any of their respective benefit plans).
(c)    In the event that the Company provides the Executive notice of termination without Cause pursuant to Section 5.1 or the Executive provides the Company notice of termination pursuant to Section 5.2, the Company will have the option to place the Executive on paid administrative leave during the notice period.

5.5	Certain Defined Terms.
(a)    As used herein, “2019 Equity Plan” means the IAA, Inc. 2019 Omnibus Stock and Incentive Plan, together with any predecessor or successor equity incentive plan.
(b)    As used herein, “Accrued Obligations” means:
(i)    any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date;
(ii)    such employee benefits, if any, to which the Executive or his or her dependents may be entitled under the employee benefit plans or programs of the Company and its Affiliates, paid in accordance with the terms of the applicable plans or programs; and
(iii)    any reimbursement due to the Executive pursuant to Section 4.2 for expenses reasonably incurred by the Executive on or before the Severance Date and documented and pre-approved, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time.

(c)    As used herein, “Affiliate” of the Company means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.
(d)    As used herein, “Cause” shall mean as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board) based on the information then known to it, that one or more of the following has occurred (A) the Executive’s willful, continued and uncured failure to perform substantially the Executive’s duties under this Agreement (other than any such failure resulting from incapacity due to medically documented illness or injury) for a period of fourteen (14) days following written notice by the Company to the Executive of such failure, (B) the Executive engaging in illegal conduct or gross misconduct that is demonstrably likely to lead to material injury to the Company, monetarily or otherwise, (C) the Executive’s conviction of, or plea of nolo contendere to, a crime constituting a felony or any other crime involving moral turpitude, or (D) the Executive’s violation of Section 6 of this Agreement or any other material covenants owed to the Company by the Executive.
(e)    As used herein, “Change in Control” shall have the same meaning as in the 2019 Equity Plan.
(f)    As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 90 days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply.
(g)    As used herein, “Good Reason” shall mean the occurrence (without the Executive’s consent) of any one or more of the following conditions:
(i)        Any material reduction of the Executive’s authority, duties and responsibilities;
(ii)        Any material failure by the Company to comply with any of the terms and conditions of this Agreement;
(iii)        Any failure to timely pay or provide the Executive’s Base Salary, or any reduction in the Executive’s Base Salary or target Incentive Bonus, excluding any Base Salary or target Incentive Bonus reduction made in connection with across the board reductions; or
(iv)         The requirement by the Company that the Executive relocate the Executive’s principal business location to a location more than twenty five (25) miles from the Executive’s principal base of operation as of the Effective Date, provided such relocation actually increases the Executive’s commute;
provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (x) the Executive provides written notice to the Company of the condition claimed to constitute Good Reason within ninety (90) days of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 18), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not constitute a termination for Good Reason unless such termination occurs not more than one hundred and fifty (150) days following the initial existence of the condition claimed to constitute Good Reason.

(h)    As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
(i)    As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

5.6.
Notice of Termination; Employment Following Expiration of Period of Employment. Any termination of the Executive’s employment under this Agreement (other than due to death) shall be communicated by written notice of termination from the terminating party to the other party. This notice of termination must be delivered in accordance with Section 18 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

5.7	Limitation on Benefits.
(a)    Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). In order to effectuate the Limited Benefit Amount, the Company shall reduce or eliminate the Benefits by first reducing or eliminating amounts which are payable from any cash severance, then from any payment in respect of any equity award that is not covered by Treas. Reg. Section 1.280G-1 Q/A 24(b) or (c), then from any payment in respect of an equity award that is covered by Treas. Reg. Section 1.280G-1 Q/A 24(c), in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined).
(b)    A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm or executive compensation consulting firm of national reputation designated by the Company (the “Firm”) at the Company’s expense. The Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Executive within ten (10) business days of the date of termination of the Executive’s employment, if applicable, or such other time as reasonably requested by the Company or the Executive.

6.	Protective Covenants.

6.1	Confidential Information; Inventions.
(a)    The Executive shall not disclose or use at any time, either during the Period of Employment or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him or her, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties for the Company. The Executive will take all appropriate steps to safeguard Confidential Information in his or her possession and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company at the termination of the Period of Employment, or at any time the Company may request, all memoranda, equipment, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its Affiliates which the Executive may then possess or have under his or her control. Notwithstanding the foregoing, the Executive may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist the Company and such counsel in resisting or otherwise responding to such process. The Executive understands that nothing in this Agreement is intended to limit the Executive’s right (i) to discuss the terms, wages, and working conditions of the Executive’s employment to the extent permitted and/or protected by applicable labor laws, (ii) to report Confidential Information in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, or (iii) to disclose Confidential Information in an anti-retaliation lawsuit or other legal proceeding, so long as that disclosure or filing is made under seal and the Executive does not otherwise disclose such Confidential Information, except pursuant to court order. The Company encourages Executive, to the extent legally permitted, to give the Company the earliest possible notice of any such report or disclosure. Pursuant to the Defend Trade Secrets Act of 2016, the Executive acknowledges that he or she may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed in a lawsuit or other proceeding, provided that such filing is made under seal. Further, the Executive understands that the Company will not retaliate against him or her in any way for any such disclosure made in accordance with the law. In the event a disclosure is made, and the Executive files any type of proceeding against the Company alleging that the Company retaliated against him or her because of the Executive’s disclosure, the Executive may disclose the relevant Confidential Information to his or her attorney and may use the Confidential Information in the proceeding if (x) the Executive files any document containing the Confidential Information under seal, and (y) the Executive does not otherwise disclose the Confidential Information except pursuant to court or arbitral order.
(b)    As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or its Affiliates in connection with their respective businesses, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or its Affiliates or any predecessors thereof (including those obtained prior to the Effective Date) concerning (i) the business or affairs of the Company or its Affiliates (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures and strategies, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, product roadmaps, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients, customer or client lists, and the preferences of, and negotiations with, customers and clients, (xiii) personnel information of other employees and independent contractors (including their compensation, unique skills, experience and expertise, and disciplinary matters), (xiv) other copyrightable works, (xv) all production methods, processes, technology and trade secrets, and (xvi) all similar and related information in whatever form. Confidential Information will not include any information that has been published (other than a disclosure by the Executive in breach of this Agreement) in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
(c)    As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the

Company or any of its Affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company or its Affiliates or any predecessors thereof (including those conceived, developed or made prior to the Effective Date) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that the Executive may have discovered, invented or originated during his or her employment by the Company or any of its Affiliates or any predecessors thereof prior to the Effective Date or that he or she may discover, invent or originate during the Period of Employment, shall be the exclusive property of the Company and its Affiliates, as applicable, and Executive hereby assigns all of Executive’s right, title and interest in and to such Work Product to the Company or its applicable Affiliate, including all intellectual property rights therein. Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its Affiliates’, as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its Affiliates’, as applicable) rights therein. The Executive hereby appoints the Company as his or her attorney-in-fact to execute on the Executive’s behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company, the Company’s (and any of its Affiliates’, as applicable) rights to any Work Product.

6.2
Restriction on Competition. During the Executive’s employment with the Company and for a period of one (1) year immediately following the termination of the Executive’s employment for any reason, the Executive shall not within the United States or Canada perform for or on behalf of any Competitor (as defined below), the same or similar services as those that the Executive performed for the Company during the Executive’s employment with the Company. In addition, the Executive shall not, during the Executive’s employment with the Company and for a period of one (1) year immediately following the termination of the Executive’s employment for any reason, within the United States or Canada, engage in, own, operate, or control any Competitor. For purposes of this Agreement, “Competitor” means any person or entity engaged in the business of wholesale, retail or consumer vehicle remarketing activities, including but not limited to vehicle auctions (whole car or salvage), the solicitation and processing of vehicles on behalf of charitable organizations, vehicle titling and registration services (including digital and electronic services), vehicle inspection and claims handling services, title vaulting and title management services, or lien release and loan payoff services within the United States or Canada, provided that the Company (either directly or indirectly through its controlled subsidiaries) is engaged in such businesses.

6.3
Non-Solicitation/Non-Interference. During the Executive’s employment with the Company and for a period of one (1) year immediately following the termination of the Executive’s employment for any reason, the Executive shall not (i) induce or attempt to induce any employee of the Company or any of its Affiliates to leave the employ of the Company or its Affiliates, or in any way interfere with the relationship between the Company and its Affiliates and any employees, or (ii) induce or attempt to induce any customer, client, member, supplier, licensee, licensor or other business relation of the Company or its controlled subsidiaries to cease doing business with the Company or its controlled subsidiaries, or otherwise interfere with the business relationship between the Company or its controlled subsidiaries and any such customer, client, member, supplier, licensee, licensor or business relation.

6.4
Understanding of Covenants. The Executive acknowledges that, in the course of his or her employment with the Company and/or its Affiliates and their predecessors, he has become familiar, or will become familiar, with the Company’s and its Affiliates’ and their predecessors’ trade secrets and with other confidential and proprietary information concerning the Company, its Affiliates and their respective predecessors and that his or her services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. The Executive agrees that the foregoing covenants set forth in this Section 6 (together, the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and its Affiliates’ trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.

Without limiting the generality of the Executive’s agreement in the preceding paragraph, the Executive (i) represents that he or she is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that he or she is fully aware of his or her obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company and its Affiliates currently conduct business throughout the United States and Canada, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 6 regardless of whether the Executive is then entitled to receive severance pay or benefits from the Company. The Executive understands that the Restrictive Covenants may limit his or her ability to earn a livelihood in a business similar to the business of the Company and any of its Affiliates, but he or she nevertheless believes that he or she has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his or her education, skills and ability), the Executive does not believe would prevent him or her from otherwise earning a living. The Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

6.5
Enforcement. The Executive agrees that the Executive’s services are unique and that he or she has access to Confidential Information and Work Product. Accordingly, without limiting the generality of Section 17, the Executive agrees that a breach by the Executive of any of the covenants in this Section 6 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Executive agrees that in the event of any breach or threatened breach of any provision of this Section 6, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 6, or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 6 if and when final judgment of a court of competent jurisdiction or arbitrator, as applicable, is so entered against the Executive. The Executive further agrees that the applicable period of time any Restrictive Covenant is in effect following the Severance Date, as determined pursuant to the foregoing provisions of this Section 6, shall be extended by the same amount of time that Executive is in breach of any Restrictive Covenant following the Severance Date.

7.
Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation. Except for such withholding rights, the Executive is solely responsible for any and all tax liability that may arise with respect to the compensation provided under or pursuant to this Agreement.

8.	Successors and Assigns.
(a)    This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

9.
Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

10.
Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

11.
Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Illinois, without giving effect to any choice of law or conflicting provision or rule (whether of the state of Illinois or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of Illinois to be applied. In furtherance of the foregoing, the internal law of the state of Illinois will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

12.
Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or determined by an arbitrator pursuant to Section 16 to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.
Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof (including, without limitation, the Prior Employment Agreement). Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

14.
Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15.
Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.
Arbitration. Except as provided in Sections 6.5 and 17, any non-time barred, legally actionable controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other non-time barred, legally actionable controversy or claim arising out of or relating to the Executive’s employment or association with the Company or termination of the same, including, without limiting the generality of the foregoing, any alleged violation of state or federal statute, common law or constitution, shall be submitted to individual, final and binding arbitration, to be held in Cook County, Illinois, before a single arbitrator selected from Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in accordance with the then-current JAMS Arbitration Rules and Procedures for employment disputes, as modified by the terms and conditions in this Section (which may be found at www.jamsadr.com under the Rules/Clauses tab). The parties will select the arbitrator by mutual agreement or, if the parties cannot agree, then by striking from a list of qualified arbitrators supplied by JAMS from their labor and employment law panel. Final resolution of any dispute through arbitration may include any remedy or relief that is provided for through any applicable state or federal statutes, or common law. Statutes of limitations shall be the same as would be applicable were the action to be brought in court. The arbitrator selected pursuant to this Agreement may order such discovery as is necessary for a full and fair exploration of the issues and dispute, consistent with the expedited nature of arbitration. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator under this Agreement shall be final and binding on the parties to this Agreement and may be enforced by any court of competent jurisdiction. The Company will pay those arbitration costs that are unique to arbitration, including the arbitrator’s fee (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim, which affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable fees and costs to the prevailing party. The arbitrator may not award attorneys’ fees to a party that would not otherwise be entitled to such an award under the applicable statute. The arbitrator shall resolve any dispute as to the reasonableness of any fee or cost. Except as provided in Section 6.5 and 17, the parties acknowledge and agree that they are hereby waiving any rights to trial by jury or a court in any action or proceeding brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the Executive’s employment.

17.
Remedies. Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for provisional injunctive or equitable relief and/or other appropriate equitable relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement. Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party.

18.
Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

if to the Company:
IAA, Inc.
                Two Westbrook Corporate Center, 10th Floor
                Westchester, IL 60154
                Attention: Executive Vice President, Chief Legal Officer
if to the Executive, to the address most recently on file in the payroll records of the Company.

19.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

20.
Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he or she has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

21.	Section 409A.
(a)    It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive. Any installment payments provided for in this Agreement shall be treated as a series of separate payments for purposes of Code Section 409A.
(b)    If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 5.3 until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this Section 21(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 21(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).
(c)    To the extent that any benefits or reimbursements pursuant to this Agreement are taxable to the Executive, any reimbursement payment due to the Executive shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

22.	Indemnification; Liability Insurance. The Company agrees to indemnify and hold the Executive harmless against all costs, charges and expenses whatsoever incurred or sustained by the Executive in connection with any action, suit or proceeding to which he or she may be made a party by reason of being or having been a director, officer or employee of the Company or any Affiliate to the fullest extent permitted by applicable laws and the Company’s governing documents, in each case as in effect at the time of the subject act or omission; provided, that in no event shall the Executive’s indemnification rights and rights to advancement of fees and expenses at any time be less favorable than the indemnification rights and rights to advancement of fees and expenses generally available to the officers or directors of the Company. In connection therewith, the Executive shall be entitled to the protection of any insurance policies which the Company elects to maintain generally for the benefit of the Company’s directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by the Executive in connection with any action, suit or proceeding to which he or she may be made a party by reason of being or having been a director, officer or employee of the Company or any Affiliate. This provision shall survive any termination of the Executive’s employment hereunder.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.
“COMPANY”
IAA, Inc.,
a Delaware corporation

By:
Name:
Title:

“EXECUTIVE”

[Name]